Dear Fellow Shareholders,

2003 was certainly not the kind of year that we expected for Biopure. While we anticipated that the FDA would act on our orthopedic surgery BLA (biologics license application) for Hemopure, the complete response letter we received on July 30th requires more time-consuming work than we originally anticipated. To reduce our funding needs during this period, we implemented cost-cutting measures, announced on October 30, 2003, and February 19, 2004, which included reducing our workforce by more than half. These measures are intended to reduce our annual cash burn rate by approximately $20 million, primarily by decreasing marketing and manufacturing-related expenses. Our plans to construct a new manufacturing facility in Sumter, South Carolina have also been delayed.

In December, we received a "Wells notice" from the Boston staff of the Securities and Exchange Commission. We believe the notice relates to the company's disclosures concerning its communications with the FDA about a proposed trauma study protocol submitted to the FDA in March 2003 and about the company's BLA. We responded in writing to the Wells notice on January 9, 2004, and we continue to believe that the company has acted properly. As of this writing, the SEC staff is continuing to gather information and has not yet informed us whether or not they will formally recommend a civil injunctive proceeding against the company.

While these recent setbacks have affected the stock price and extended the anticipated timeline for potential FDA approval of Hemopure, the underlying attractiveness of this room-temperature-stable oxygen therapeutic has not changed and we remain committed to making Hemopure a medical, scientific and financial success.

In the BLA complete response letter, the FDA asked us to respond to an extensive list of questions, many of which require the collection of source documents from Hemopure clinical trial sites, relating to the conduct of our trials and to historical data about site practices not included in the original study protocols. We are approximately halfway through this process, during which 200,000 to 400,000 pages of data will ultimately be collected and tabulated for the FDA.

During a Biopure-requested meeting in early January 2004, the FDA brought up additional questions concerning the product's safety and efficacy beyond those cited in the complete response letter. During this meeting, the FDA agreed to a continuing dialogue on these and other aspects of the BLA in advance of our formal reply to the complete response letter. We plan to pursue this dialogue aggressively. The FDA also indicated that new animal studies would need to be completed as part of our response. Preparations to start three of these studies are underway, and a fourth study is under discussion.

In light of these additional FDA requirements and other information gathering activities, we are reviewing our regulatory strategy and may not submit a formal written response to the FDA in June 2004 as previously planned. However, during the next few months we plan to discuss our response activities with the Agency on a continuing basis to clarify the regulatory pathway for FDA approval of Hemopure.


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We are also changing our Hemopure distribution arrangement in South Africa, which should allow us to initiate product sales in 2004 and expand clinicians' experience with Hemopure (information that we share with the FDA).

In addition, we continue to develop other potential indications for Hemopure. In December 2003, we initiated a Phase II clinical trial in Europe that is assessing the safety of Hemopure as a cardioprotective agent in patients with coronary artery disease who are undergoing angioplasty and stent procedures. This study is our first clinical investigation of Hemopure specifically for the management of ischemia (lack of tissue oxygenation due to inadequate blood flow). The product is being administered at low doses (15 or 30 grams of hemoglobin, or one-half to one unit) strictly as an oxygen therapeutic, or oxygen-carrying drug, rather than as a replacement for red blood cells. If successful, this pilot safety study may lead to additional trials assessing the product's ability to preserve cardiac tissue in the presence of arterial blockages, such as occur during heart attacks and bouts of unstable angina, or to improve the safety of angioplasty and cardiac bypass surgical procedures. The study's principal investigator, Dr. Patrick W. Serruys, Professor and Head of Interventional Cardiology, Erasmus University Medical Center Rotterdam, is one of the leading interventional cardiologists in Europe.

In November 2003, we withdrew a proposed protocol for a U.S. Phase II clinical trial of Hemopure for the treatment of hemorrhagic shock casualties in the hospital setting. The FDA had placed a clinical hold on this proposed trauma protocol in April 2003 due to safety concerns arising from its review of data from the Phase III orthopedic surgery trial submitted in the BLA.

To date, approximately $14 million in Congressional, Navy and Army funding has been appropriated, granted or otherwise earmarked to support the product's development for trauma (see page 10 of the enclosed form 10-K/A). The Navy-Biopure cooperative research and development agreement (CRADA) that was signed in 2003 is being modified to grant the Naval Medical Research Center primary responsibility for the design and conduct of a potential multinational out-of-hospital trauma trial, which will require a separate investigational new drug application (IND) and the FDA's agreement to the proposed study design.

In February 2004, Tom Moore stepped down as Biopure's President and CEO to pursue other interests. We will miss him, but we are fortunate that Frank Murphy, who has 40 years of business experience, is serving as interim CEO until the Board names a replacement for Tom.

From a financial standpoint, Biopure is in a stronger cash position today than when we prepared our shareholders letter last year. Nevertheless, to properly manage the company during the time it will take to achieve additional product approvals, we will need to raise significant additional money and carefully monitor our costs. We have acted effectively on this need in the past, and the management team continues to explore all financing options.

We are in the midst of one of the busiest times in Biopure's corporate history, with our FDA response activities in full swing, a new human clinical trial of Hemopure underway, several ongoing animal studies, and a new commercial initiative in our South Africa business. I am very proud of the performance of our employees, past and present, who have worked diligently


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under challenging circumstances. Our Board members have shown an extraordinary commitment to the company with their time and thoughtful advice. In response to their commitment and yours, our objective is to make 2004 a year defined by significant progress toward our shared goals.

On behalf of Biopure Corporation, I thank you for your continued support and encourage you to review the information in this annual report.

Sincerely,



Charles A. Sanders, M.D.
Chairman, Board of Directors
February 24, 2004